NETWORK-1 SECURITY SOLUTIONS, INC.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143710

PROSPECTUS SUPPLEMENT NO. 8
(To Prospectus dated May 11, 2010)

This is a prospectus supplement to our prospectus dated May 11, 2010 (the “Prospectus”) relating to the resale from time to time by selling stockholders of up to 9,438,449 shares of our common stock, including shares issuable upon exercise of outstanding warrants and options.  On March 18, 2011, we filed with the Securities and Exchange Commission a Current Report on Form 8-K.  The text of the Current Report on Form 8-K is attached to and a part of this supplement.

This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.  This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

The securities offered by the Prospectus involve a high degree of risk.  You should carefully consider the “Risk Factors” referenced on pages 6-11 of the Prospectus in determining whether to purchase the common stock.

The date of this prospectus supplement is March 18, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 14, 2011

Network-1 Security Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15288	11-3027591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

445 Park Avenue, Suite 1018, New York, New York 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 829-5770

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 14, 2011, the Board of Directors of the Registrant approved a bonus for the year ended December 31, 2010 of $350,000 for Corey M. Horowitz, Chairman and Chief Executive Officer.

In addition, on March 16, 2011 the Registrant’s employment agreement, dated June 8, 2009, with Mr. Horowitz was amended pursuant to which, in consideration of a payment of $250,000, Mr. Horowitz agreed to reduce Additional Bonus Compensation and Royalty Bonus Compensation (as such terms are defined in Section 5(b)(ii) of the agreement) payable to him from patents other than the Remote Power Patent from 12.5% to 10%.

Item 9.01	Financial Statements and Exhibits

(c)           Exhibits

Exhibit No.	Description

10.1	Agreement, dated March 16, 2011, between the Registrant and Corey M. Horowitz, Chairman and Chief Executive Officer.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK-1 SECURITY SOLUTIONS, INC.

Dated: March 18, 2011	By:	/s/ David C. Kahn
Name: David C. Kahn
Title: Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement, dated March 16, 2011, between the Registrant and Corey M. Horowitz, Chairman and Chief Executive Officer.

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EXHIBIT 10.1

Network-1 Security Solutions, Inc.
445 Park Avenue, Suite 1018
New York, N.Y.  10022

March 16, 2011

Corey M. Horowitz
c/o Network-1
445 Park Avenue, Suite 1018
New York, N.Y.  10022

Re:	Amendment to Employment Agreement

Dear Corey:

This letter shall serve to amend Secton 5b(ii) or your Employment Agreement, dated June 8, 2009, with Network-1 Security Solutions, Inc. (“Network-1”) so that all references in Section 5(b)(ii) to Additional Bonus Compensation and Royalty Bonus Compensation payable to you from patents other than the Remote Power Patent shall be amended from 12.5% to 10%.  In consideration of your agreement to reduce the aforementioned percentage the Board of Directors of Network-1 has authorized a payment of $250,000 to you.

Very truly yours, Network-1 Security Solutions, Inc. By: /s/ David Kahn David Kahn, Chief Financial Officer

Agreed and Accepted:

/s/ Corey M. Horowitz

Corey M. Horowitz